Exhibit 99.1

Royal Bancshares of Pennsylvania, Inc. Reports Increase in Third Quarter Profit
Driven By Net Interest Margin

BALA CYNWYD, PA - - (Marketwired – October 24, 2017) - Royal Bancshares of Pennsylvania, Inc. (“Company”) (NASDAQ: RBPAA), parent company of Royal Bank America (“Royal Bank”), is pleased to report net income attributable to the Company of  $2.3 million, or $0.08 per diluted share, for the three months ended September 30, 2017 compared to $2.0 million, or $0.06 per diluted share, for the three months ended September 30, 2016.  Excluding expenses directly related to the merger with Bryn Mawr Bank Corporation of $254 thousand, net income attributable to the Company was $2.5 million, or $0.08 per diluted share, for the three months ended September 30, 2017.

Net income attributable to the Company for the nine months ended September 30, 2017 was $7.1 million, or $0.23 per diluted share, compared to $6.3 million, or $0.17 per diluted share, for the nine months ended September 30, 2016.  Excluding expenses directly related to the merger with Bryn Mawr Bank Corporation of $659 thousand, net income attributable to the Company was $7.8 million, or $0.26 per diluted share, for the nine months ended September 30, 2017.

Kevin Tylus, the Company's President and Chief Executive Officer, noted, "Our net interest margin, which increased 24 basis points from the comparable period in 2016, contributed to the positive results for the third quarter.  Credit quality remains strong as we have been able to reduce non-performing assets by 29% during 2017. While we move forward with our merger planning activities with Bryn Mawr Bank Corporation, we continue to be equally focused on the daily operations of the bank and serving our customers.”

The merger with Bryn Mawr Bank Corporation was approved by the Company’s shareholders on May 24, 2017.  The merger is subject to certain additional closing conditions, including receipt of applicable regulatory approvals. At this time, the merger has been approved by the Pennsylvania Department of Banking and Securities, one of the two required regulatory agencies.  The closing of the merger is expected to occur in the fourth quarter of 2017, pending receipt of final regulatory approval.

Highlights for the three and nine months ended September 30, 2017 included:

Balance Sheet Trends:

•	At September 30, 2017, total assets were $809.8 million a decrease of $22.7 million, or 2.7%, from $832.5 million at December 31, 2016.

•	Total loans were $594.6 million at September 30, 2017, a decrease of $7.4 million, or 1.2%, from $602.0 million at December 31, 2016.

•	Total deposits were $627.1 million at September 30, 2017, a decrease of $2.4 million, or 0.4%, from $629.5 million at December 31, 2016.

Asset Quality:

•	The ratio of non-performing loans to total loans was 0.85% at September 30, 2017 compared to 1.00% at December 31, 2016.

•	Non-performing loans of $5.1 million at September 30, 2017 decreased $925 thousand, or 15.4%, from $6.0 million at December 31, 2016.

•	The ratio of non-performing assets to total assets was 0.84% at September 30, 2017 compared to 1.15% at December 31, 2016.

•
Non-performing assets of $6.8 million at September 30, 2017 decreased $2.8 million, or 29.1%, from $9.5 million at December 31, 2016. Other real estate owned (“OREO”) has declined $1.9 million, or 52.5%, during the first nine months of 2017 mostly due to sales of the properties.

•
For the three and nine months ended September 30, 2017, the Company recorded a provision to the allowance for loan and lease losses of $159 thousand and $513 thousand, respectively, compared to $578 thousand and $987 thousand for the same periods in 2016, respectively.  The 2017 provision was primarily attributable to the leasing subsidiary.

Income Statement and Other Highlights:

•
The return on average assets for the three and nine months ended September 30, 2017 was 1.12% and 1.15%, respectively, compared to 0.99% and 1.04% for the three and nine months ended September 30, 2016, respectively.

•
The return on average equity for the three and nine months ended September 30, 2017 was 15.30% and 16.91%, respectively, compared to 11.23% and 11.59% for the three and nine months ended September 30, 2016, respectively.

•
At September 30, 2017, the Company’s Tier 1 leverage and Total Risk Based Capital ratios were 9.57% and 14.76%, respectively, compared to 8.49% and 13.30%, respectively, at December 31, 2016.  The Common Equity Tier 1 ratio was 9.35% at September 30, 2017 compared to 7.99% at December 31, 2016.

•
Net interest income increased $489 thousand, or 7.5%, from $6.6 million for the three months ended September 30, 2016 to $7.0 million for the three months ended September 30, 2017.  Net interest income increased $2.1 million, or 10.8%, from $19.5 million for the nine months ended September 30, 2016 to $21.6 million for the nine months ended September 30, 2017.  For the three months ended September 30, 2017 compared to the three months ended September 30, 2016, the growth in net interest income was impacted by an increase of 25 basis points in the yield on interest-earning assets.  For the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016, the growth in net interest income was impacted by an increase of 30 basis points in the yield on interest-earning assets coupled with an increase of $25.4 million in average interest-earning assets.

•
The net interest margin was 3.66% for the third quarter of 2017 compared to 3.42% for the comparable period in 2016.  The net interest margin was 3.70% for the nine months ended September 30, 2017 compared to 3.45% for the nine months ended September 30, 2016.  The increase in net interest margin was directly related to an increase in the yield on average interest-earning assets due to a change in the composition of such assets.

•
Non-interest income for the third quarter of 2017 was $431 thousand and decreased $758 thousand from $1.2 million for the third quarter of 2016.  Non-interest income for the nine months ended September 30, 2017 was $1.9 million and decreased $1.6 million from $3.5 million for the nine months ended September 30, 2016.  The decrease in non-interest income was primarily related to net gains on the sales of investment securities which declined $248 thousand quarter versus quarter and $1.1 million year over year and income from company owned life insurance which declined $73 thousand quarter versus quarter and $319 thousand year over year.

•
Non-interest expense was $4.9 million for the three months ended September 30, 2017 compared to $5.0 million for the same period in 2016 and decreased $135 thousand.  Included in non-interest expense for the third quarter of 2017 was $254 thousand in merger related expenses.  Non-interest expense was $15.4 million for the nine months ended September 30, 2017 compared to $15.3 million for the same period in 2016 and increased $144 thousand.  Included in non-interest expense for the nine months ended September 30, 2017 was $659 thousand in merger related expenses.

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Bala Cynwyd, Pennsylvania, is the parent company of Royal Bank America, which is headquartered in Narberth, Pennsylvania. Royal Bank serves growing small and middle market businesses, commercial real estate investors, consumers, and depositors principally in Montgomery, Delaware, Chester, Bucks, Philadelphia and Berks counties in Pennsylvania, central and southern New Jersey, and Delaware. Established in 1963, Royal Bank provides an array of financial products and services through a comprehensive suite of cash management services and twelve branches and two loan production offices. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America, and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report — Form 10-K for the year ended December 31, 2016.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT
(unaudited, in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2017	2016	2017	2016
Interest income	$8,992	$8,460	$27,412	$24,855
Interest expense	1,945	1,902	5,848	5,389
Net Interest Income	7,047	6,558	21,564	19,466
Provision for loan and lease losses	159	578	513	987
Net interest income after provision for loan and lease losses	6,888	5,980	21,051	18,479
Non-interest income	431	1,189	1,885	3,469
Non-interest expense	4,866	5,001	15,412	15,268
Income before taxes	2,453	2,168	7,524	6,680
Income tax expense	80	25	132	85
Net Income	2,373	2,143	7,392	6,595
Less net income attributable to noncontrolling interest	98	113	298	342
Net Income Attributable to Royal Bancshares	$2,275	$2,030	$7,094	$6,253
Less Preferred stock Series A accumulated dividend and accretion	$-	$342	$-	$1,014
Net income to common shareholders	$2,275	$1,688	$7,094	$5,239
Income Per Common Share – Basic	$0.08	$0.06	$0.24	$0.17

Income Per Common Share – Diluted	$0.08	$0.06	$0.23	$0.17

SELECTED PERFORMANCE RATIOS:

	For the three months ended September 30,		For the nine months ended September 30,
	2017	2016	2017	2016
Return on Average Assets	1.12%	0.99%	1.15%	1.04%
Return on Average Equity	15.30%	11.23%	16.91%	11.59%
Average Equity to Average Assets	7.33%	8.86%	6.82%	8.98%
Book Value Per Share	$1.99	$1.90	$1.99	$1.90

	At September 30,	At December 31,
Capital ratios (US GAAP):	2017	2016
Company Tier 1 Leverage	9.57%	8.49%
Company Total Risk Based Capital	14.76%	13.30%
Company Common Equity Tier 1	9.35%	7.99%

NON-GAAP MEASURES:
(unaudited, dollars in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2017	2016	2017	2016
Net income attributable to Royal Bancshares	$2,275	$2,030	$7,094	$6,253
Merger expenses	254	-	659	-
Net income attributable to Royal Bancshares (non-GAAP)	$2,529	$2,030	$7,753	$6,253
Less Preferred stock Series A accumulated dividend and accretion	$-	$342	$-	$1,014
Net income to common shareholders (non-GAAP)	$2,529	$1,688	$7,753	$5,239
Income per common share – basic and diluted (non-GAAP)	$0.08	$0.06	$0.26	$0.17

Return on Average Assets	1.25%	0.99%	1.26%	1.04%
Return on Average Equity	17.01%	11.23%	18.48%	11.59%

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED BALANCE SHEET
(unaudited, in thousands)

	At Sept. 30, 2017	At December 31, 2016
Cash and cash equivalents	$25,108	$21,230
Investment securities, at fair value	155,508	169,854
Other investment, at cost	2,250	2,250
Federal Home Loan Bank stock	2,036	3,216
Loans and leases
Commercial real estate and multi-family	290,203	284,950
Construction and land development	78,388	83,369
Commercial and industrial	110,861	108,146
Residential real estate	55,643	56,899
Leases	55,270	61,838
Tax certificates	1,290	3,705
Consumer	2,910	3,102
Loans and leases	594,565	602,009
Allowance for loan and lease losses	(10,123)	(10,420)
Loans and leases, net	584,442	591,589
Company owned life insurance	21,030	20,781
Other real estate owned, net	1,680	3,536
Premises and equipment, net	4,748	5,398
Accrued interest receivable	2,975	3,968
Other assets	10,057	10,663
Total Assets	$809,834	$832,485

Deposits	$627,066	$629,546
Borrowings	75,000	104,000
Other liabilities	21,419	20,892
Subordinated debentures	25,774	25,774
Royal Bancshares shareholders’ equity	59,876	51,648
Noncontrolling interest	699	625
Total Equity	60,575	52,273
Total Liabilities and Equity	$809,834	$832,485

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
NET INTEREST INCOME AND MARGIN
(unaudited, in thousands, except percentages)

	For the three months ended September 30, 2017			For the three months ended September 30, 2016
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash and cash equivalents	$17,446	$57	1.30%	$12,107	$15	0.49%
Investment securities	143,825	827	2.28%	188,194	1,099	2.32%
Loans	601,966	8,108	5.34%	561,904	7,346	5.20%
Total interest-earning assets	763,237	8,992	4.67%	762,205	8,460	4.42%
Non-interest earning assets	41,067			49,734
Total average assets	$804,304			$811,939
Interest-bearing deposits
NOW and money markets	$197,465	$278	0.56%	$213,926	$185	0.34%
Savings	84,004	127	0.60%	79,851	143	0.71%
Certificates of deposit	244,893	782	1.27%	208,902	758	1.44%
Total interest-bearing deposits	526,362	1,187	0.89%	502,679	1,086	0.86%
Borrowings	100,904	758	2.98%	122,432	816	2.65%
Total interest-bearing liabilities	627,266	1,945	1.23%	625,111	1,902	1.21%
Non-interest bearing deposits	96,648			89,749
Other liabilities	21,411			25,171
Shareholders' equity	58,979			71,908
Total average liabilities and equity	$804,304			$811,939
Net interest income		$7,047			$6,558
Net interest margin			3.66%			3.42%

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
NET INTEREST INCOME AND MARGIN
(unaudited, in thousands, except percentages)

	For the nine months ended September 30, 2017			For the nine months ended September 30, 2016
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash and cash equivalents	$9,169	$90	1.31%	$13,246	$48	0.48%
Investment securities	160,347	2,809	2.34%	202,856	3,639	2.40%
Loans	609,655	24,513	5.38%	537,656	21,168	5.26%
Total interest-earning assets	779,171	27,412	4.70%	753,758	24,855	4.40%
Non-interest earning assets	43,741			48,730
Total average assets	$822,912			$802,488
Interest-bearing deposits
NOW and money markets	$207,671	$775	0.50%	$222,761	$595	0.36%
Savings	84,852	382	0.60%	71,537	377	0.70%
Time deposits	241,749	2,316	1.28%	208,256	2,221	1.42%
Total interest-bearing deposits	534,272	3,473	0.87%	502,554	3,193	0.85%
Borrowings	117,529	2,375	2.70%	118,321	2,196	2.48%
Total interest-bearing liabilities	651,801	5,848	1.20%	620,875	5,389	1.16%
Non-interest bearing deposits	92,091			86,189
Other liabilities	22,921			23,339
Shareholders' equity	56,099			72,085
Total average liabilities and equity	$822,912			$802,488
Net interest income		$21,564			$19,466
Net interest margin			3.70%			3.45%

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
ASSET QUALITY TRENDS
(unaudited, in thousands, except percentages)

	At September 30, 2017	At December 31, 2016

Non-performing loans	$4,613	$4,100
Non-performing tax certificates	469	1,907
Total nonperforming loans	5,082	6,007

Other real estate owned-loans	-	236
Other real estate owned-tax certificates	1,680	3,300
Total other real estate owned	1,680	3,536
Total nonperforming assets	$6,762	$9,543

Ratio of non-performing loans to total loans	0.85%	1.00%
Ratio of non-performing assets to total assets	0.84%	1.15%
Ratio of allowance for loan and lease losses to total loans	1.70%	1.73%
Ratio of allowance for loan and lease losses to non-performing loans	199.18%	173.46%

Contact Information

Michael Thompson
Executive Vice President and Chief Financial Officer
(610) 677-2216
mthompson@royalbankamerica.com